Exhibit 23.1

[MCELROY, QUIRK & BURCH LETTERHEAD]

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Form 10-K of our report dated March 5, 2008, related to the financial statements of CKX Lands, Inc.

/s/ McElroy, Quirk & Burch

Lake Charles, Louisiana

March 5, 2008

Members American Institute of Certified Public Accountants • Society of Louisiana Certified Public Accountants